Exhibit 99.1
STONE ENERGY CORPORATION
Announces Update for Filing of Financial Statements
LAFAYETTE, LA. December 13, 2005
     Stone Energy Corporation (NYSE: SGY) announced today that the filing of its 2005 third quarter 10-Q and the restated financial statements for 2004 and prior periods will be delayed until March 2006. The delay will enable Stone to have its reserves audited by nationally recognized reserve consulting firms as of December 31, 2005, including a majority of the reserves being fully engineered by these third party firms. Stone believes that it will be in a position to file its financials in March 2006, but no assurance can be given as to the actual filing date.
     As a result of this delay in filing, Stone has asked the lenders under its bank credit facility for an extension for the filing of these financials. During this period, until the filing of the restated financial statements, Stone will still provide operational updates and selected financial information to investors.
     As previously announced, Stone has concluded that because of its downward revision of proved reserves, a restatement of the financial statements will be required for the periods from 2001 to 2004 and for the first six months of 2005. Accordingly, the 2004 financial statements and the independent registered public accounting firm’s report related to the fiscal 2004 period contained in Stone’s prior filings with the Securities and Exchange Commission should no longer be relied upon.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.